As filed with the Securities and Exchange Commission on June 15, 2021.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANTERIX INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0745043
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3 Garret Mountain Plaza

Suite 401

Woodland Park, NJ 07424

(Address of Principal Executive Offices)(Zip Code)

ANTERIX INC. 2014 Stock Plan

(Full titles of the plans)

Robert H. Schwartz President and Chief Executive Officer 3 Garret Mountain Plaza Suite 401 Woodland Park, NJ 07424 (973) 771-0300	Jeffrey C. Thacker, Esq. Ryan J. Gunderson, Esq. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 3570 Carmel Mountain Rd., Suite 200 San Diego, CA 92130 Tel: (858) 436-8000
(Name, address, telephone number, including area code, of agent for service)	(Copy to)

_______________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.0001 par value 2014 Stock Plan	879,216 (3)	$50.57	$44,461,953	$4,851
(1)

An aggregate of 5,027,201 shares of Common Stock may be offered or issued pursuant to the Anterix Inc. 2014 Stock Plan (the “Plan”), 1,823,651 shares of which were previously registered on Form S-8 (File No. 333-201699), 714,583 shares of which were previously registered on Form S-8 (File No. 333-209543), 250,000 shares of which were previously registered on Form S-8 (File No. 333-215934), 723,461 shares of which were previously registered on Form S-8 (File No. 333-222890), 293,528 shares of which were previously registered on Form S-8 (File No. 333-229565), 342,762 shares of which were previously registered on Form S-8 (File No. 333-236251) and 879,216 shares of which are registered on this Form S-8. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions that become issuable under the Plan.

(2)

Estimated in accordance with Rule 457(c) promulgated under the 1933 Act solely for the purpose of calculating the amount of the registration fee on the basis of the average of the high and low price per share of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on June 10, 2021.

(3)	Represents additional shares of the Registrant’s common stock that became available for issuance on January 1, 2021 pursuant to the evergreen provision of the Plan.

This registration statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

INTRODUCTORY NOTES

Pursuant to General Instruction E to Form S-8 under the Securities Act, this registration statement is filed by Anterix Inc. (the “Company”) for the purposes of registering additional shares of the Company’s common stock (the “Common Stock”) issuable under the Anterix Inc. 2014 Stock Plan (the “Plan”).

Pursuant to the terms of the Plan, the number of shares of Common Stock authorized under the Plan automatically increases annually on each January 1 and through January 1, 2024 by an amount equal to the smaller of 5% of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 or a lesser amount determined by the Company’s board of directors (the “Plan Evergreen Provision”). Effective January 1, 2021, the number of shares of Common Stock reserved for issuance under the Plan automatically increased by 879,216 shares, which is the amount equal to 5% of the number of shares of Common Stock issued and outstanding on December 31, 2020. This registration statement registers the 879,216 additional shares of Common Stock available for issuance under the Plan as a result of the Plan Evergreen Provision.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this registration statement as required by Rule 428(b)(1) promulgated under the Securities Act. Such documents are not being filed with the Commission as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

In accordance with General Instruction E to Form S-8, the contents of the registration statement previously filed by the Registrant with the Commission (File No. 333-201699), with respect to securities offered pursuant to the Plan are hereby incorporated by reference.

The following documents which have been or will be filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020 filed on May 28, 2020:
(b)

the Registrant’s quarterly reports on Form 10-Q for the quarters ended June 30, 2020, September 30, 2020 and December 31, 2020,  filed on August 6, 2020, November 16, 2020 and February 8, 2021, respectively;

(c)

the Registrant’s current reports on Form 8-K filed on June 23, 2020, June 25, 2020, August 10, 2020, September 2, 2020, September 2, 2020, December 21, 2020, February 16, 2021, February 23, 2021 and May 10, 2021;

(d)	the Registrant’s definitive proxy statement on Schedule 14A filed with the Commission on July 20, 2020; and
(e)

the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A as filed with the SEC on January 30, 2015 pursuant to Section 12(b) of the Exchange Act.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part of this registration statement from the date of filing of such documents, except as to any portion of any such report or other document furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

For the purposes of this registration statement, any statement contained in a report or document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Certain attorneys affiliated with Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP collectively own an aggregate of 6,952 shares of the Registrant’s common stock.

Item 6.    Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the Delaware General Corporation Law further provides that: (i) to the extent that a former or present director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Article XI of the Registrant’s Amended and Restated Certificate of Incorporation specifies that a director of the Registrant shall not be personally liable to the Registrant or to any stockholders for monetary damages for breach of fiduciary duties as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law.

Article XII of the Amended and Restated Certificate of Incorporation and Article XIII of the Registrant’s Amended and Restated Bylaws state that the Registrant shall indemnify, to the fullest extent permitted by applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Registrant or is or was serving at the request of the Registrant.

Article XIII of the Amended and Restated Certificate of Incorporation permits the Registrant to purchase and maintain director or officer liability insurance.

The Company has entered into indemnification agreements with its directors and officers. Subject to certain limited exceptions, under these agreements, the Registrant will be obligated, to the fullest extent not prohibited by the Delaware General Corporation Law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the Registrant. The Registrant also maintains liability insurance for its directors and officers in order to limit its exposure to liability for indemnification of such persons.

We have been advised that in the opinion of the Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

EXHIBIT NUMBER	DESCRIPTION
4.1

Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1, filed on December 19, 2014 (Registration No. 333-201156)).

4.2

Certificate of Amendment No. 1 of Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed on November 5, 2015 (File No. 001-36827)).

4.3

Certificate of Amendment No. 2 of Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed on August 6, 2019 and incorporated herein by reference (File No. 001-36827)).

4.4

Amended and Restated Bylaws of the Registrant (incorporated by reference from Exhibit 3.2 of the Registrant’s Registration Statement on Form S-1, filed on December 19, 2014 (Registration No. 333-201156)).

4.5

Amendment No. 1 to the Amended and Restated Bylaws of the Registrant (incorporated by reference from Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed on May 8, 2020 (File No. 001-36827)).

4.5

Form of Common Stock Certificate of the Registrant (incorporated by reference from Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1, filed on December 19, 2014 (Registration No. 333-201156))

5.1

Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel for the Registrant, regarding the legal validity of the shares of Common Stock being registered on this Registration Statement (filed herewith).

23.1	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (contained in Exhibit 5.1).
23.2	Consent of Grant Thornton LLP (filed herewith).
24.1	Power of Attorney (included in the signature page to this Registration Statement).
99.1	Anterix Inc. 2014 Stock Plan (incorporated by reference from Exhibit 10.6 of the Registrant’s Registration Statement on Form S-1, filed on December 19, 2014 (Registration No. 333-201156)).

Item 9.    Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that:

Paragraphs (a)(l)(i) and (a)(l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Park, State of New Jersey, on June 15, 2020.

ANTERIX INC.

By:	/s/ Robert H. Schwartz
Robert H. Schwartz
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert H. Schwartz and Timothy A. Gray, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert H. Schwartz	President, Chief Executive Officer and Director (Principal Executive Officer)	June 15, 2021
Robert H. Schwartz

/s/ Timothy A. Gray	Chief Financial Officer (Principal Financial and Accounting Officer)	June 15, 2021
Timothy A. Gray

/s/ Morgan E. O’Brien	Executive Chairman of the Board	June 15, 2021
Morgan E. O’Brien

/s/ Hamid Akhavan	Director	June 15, 2021
Hamid Akhavan

/s/ Leslie B. Daniels	Director	June 15, 2021
Leslie B. Daniels

/s/ Greg A. Haller	Director	June 15, 2021
Greg A. Haller

/s/ Singleton B. McAllister	Director	June 15, 2021
Singleton B. McAllister

/s/ Gregory A. Pratt	Director	June 15, 2021
Gregory A. Pratt

/s/ Paul Saleh	Director	June 15, 2021
Paul Saleh

/s/ Mahvash Yazdi	Director	June 15, 2021
Mahvash Yazdi